Exhibit 99.1

Precipio Management Shares Thoughts on 2023, and Looks Ahead To 2024

NEW HAVEN, CT, Globenewswire – (December 14, 2023) – Management of specialty cancer diagnostics company Precipio, Inc. (NASDAQ: PRPO) shares thoughts and reflections looking back at 2023, and forward to 2024.

At the start of 2023, management set three goals, all focused on achieving cash flow breakeven going forward:

1.	Target #1: For the pathology division, reaching estimated annualized revenues of $14M, which was expected to enable the division to achieve cash flow breakeven based on its cost structure.
2.	Target #2: For the products division, reaching estimated annualized revenues of $8M, which was expected to enable the division, and therefore the entire company, to achieve cash flow breakeven based on the company cost structure at the time.
3.	Target #3: Maintaining or improving the company’s cost structure, to ensure that Target #1 and Target #2 do not have to be increased.

On our last shareholders call on November 20, 2023, management announced that the company had achieved two of its three goals: it achieved Target #1, surpassing $3.75M in pathology division revenues in Q3 (equivalent to estimated annualized revenues of $14M); it also exceeded Target #3 through substantial cost reduction initiatives, resulting in a significant reduction in the company’s cash burn from $2.5M/quarter in Q3-2022, to $1M/quarter in Q3-2023.

As a direct outcome of achieving Target #1 and #3, the company’s Target #2 for the products division to enable the division, and therefore the entire company to achieve cash flow breakeven based on the current cost structure - is $6M instead of $8M. As disclosed in our recent 10Q filing for Q3-2023, the company reached ~$0.85M in product revenue for the third quarter.

In Q3-2023 the company reported $4.5M in quarterly revenues for the pathology and products divisions, a 50% YoY increase to approximately $18.5M in annualized run-rate revenues. In 2024, if the company achieves a growth rate of ~50% and maintains the current cost structure, the company could reach ~$30M in annual run-rate revenue, which would likely result in positive cash flow during the second half of 2024. Management hopes that the market will reward such performance with a higher revenue multiple than the current 0.5x revenue multiple implied in the company market cap and share price.

We would like to remind shareholders to expect more quarter-to-quarter volatility in pathology division revenue than in product division revenue. The pathology division revenues are more prone to fluctuations because they are driven by individual physician behaviors, patient testing frequency, and unique testing orders for their patient testing, as opposed to laboratories using our products that have relatively consistent testing volumes.

In addition, in the products division, we are focusing on larger accounts to maximize our selling effectiveness, and therefore, sales growth in that division is likely to come in spurts rather than slow steady increases as might be more likely to occur in the pathology division. Therefore, we are more focused on meeting our product division goals. We expect Q4-2023 revenues to be approximately $3.2-$3.5M, and end 2023 with estimated revenues for the year of approximately $14.5M, an increase of approximately 50% from $9.8M year-end revenues of 2022.

“In 2023 we set aggressive goals, and as of Q3, we have met two of the three goals. In doing so, we have significantly altered the company’s cost structure. The team’s primary focus is on reaching and exceeding the product division revenue goals, and getting the company to breakeven as quickly as possible”, said Ilan Danieli, CEO. “Furthermore, as we continue to grow our share of this $400M+ HemeScreen market, and disrupt the diagnostic market by bringing these (and other) tests to the point-of-care, we believe we are facing a huge opportunity to build a significant business.”

About Precipio

Precipio has built a platform designed to eradicate the problem of misdiagnosis by harnessing the intellect, expertise and technology developed within academic institutions and delivering quality diagnostic information to physicians and their patients worldwide, as well as proprietary products that serve laboratories worldwide. Through its collaborations with world-class academic institutions specializing in cancer research, diagnostics and treatment, Precipio offers a new standard of diagnostic accuracy enabling the highest level of patient care. For more information, please visit www.precipiodx.com.

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Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the targets set herein and related timing.

Except for historical information, statements about future volumes, sales, growth, costs, cost savings, margins, earnings, earnings per share, diluted earnings per share, cash flows, plans, objectives, expectations, growth or profitability are forward-looking statements based on management’s estimates, beliefs, assumptions and projections. Words such as “could,” “may,” “expects,” “anticipates,” “will,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “predicts,” and variations on such words, and similar expressions that reflect our current views with respect to future events and operational, economic and financial performance, are intended to identify such forward-looking statements. These forward-looking statements are only predictions based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, Quarterly Report on Form 10-Q for the three months ended September 30, 2023, and our other reports filed with the U.S. Securities and Exchange Commission. Any such forward-looking statements represent management’s estimates as of the date of this press release only. While we may elect to update such forward-looking statements at some point in the future, except as required by law, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Inquiries:

investors@precipiodx.com

+1-203-787-7888 Ext. 523